EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 105 to Registration Statement No. 2-22019 on Form N-1A of our report dated November 14, 2008, relating to the financial statements and financial highlights of Eaton Vance Growth Trust, including Eaton Vance- Atlanta Capital SMID-Cap Fund, appearing in the Annual Report on Form N-CSR of Eaton Vance Growth Trust for the year ended September 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus, “Independent Registered Public Accounting Firm,” in the Statement of Additional Information, and item “10.” in the Supplement to the Prospectus, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts September 28, 2009